LIVE ENTERTAINMENT INC.
                       15400 Sherman Way, Suite 500
                        Van Nuys, California  91406
                              (818) 908-0303
                                                               June 16, 1997
To:  The Stockholders of LIVE ENTERTAINMENT INC.

     On behalf of the Board of Directors (the "Board") and management of LIVE Entertainment Inc., a Delaware corporation (the "Company"), I cordially invite you to attend a Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 10:00 a.m., local time, on July 9, 1997, at the Wyndham Bel Age Hotel, 1020 North San Vicente Boulevard, West Hollywood, California.

     At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") which, if approved, will have the following effect:

     (i) each share of Common Stock of the Company will be converted into the right to receive $6.00 per share in cash;

     (ii) each share of Series B Cumulative Convertible Preferred Stock of the Company will be converted into the right to receive $10.00 per share in cash, plus accrued and unpaid dividends; and

     (iii) each share of Series C Convertible Preferred Stock of the Company will be converted into the right to receive $944.8624 per share in cash, all as more fully described in the accompanying Proxy
             Statement.

     These transactions will be effected through the merger (the
"Merger") of a newly formed corporation ("Merger Sub") with and into the Company, with the Company surviving as a wholly owned subsidiary of the entity controlling Merger Sub.

     The Board has determined that the Merger is in the best interests of the Company and its stockholders and has unanimously approved the Agreement and Plan of Merger dated April 17, 1997 (the "Merger Agreement") and the transactions contemplated thereby, including the Merger. The Board unanimously recommends that you vote "FOR" the Merger Proposal.

     You are urged to read carefully the accompanying Proxy
Statement, which includes a description of the terms of the proposed Merger. A copy of the Merger Agreement is attached to the Proxy Statement as Annex A.

     As is more fully explained in the Proxy Statement, holders of Common Stock have the right to dissent from the Merger and to receive payment of the fair value of their shares upon full compliance with Section 262 of the General Corporation Law of the State of Delaware.

     Whether or not you plan to attend the Special Meeting, you are requested to specify your voting preferences by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you do attend and wish to vote in person, you may revoke your proxy at that time.

     Please do not send in your stock certificates at this time.
In the event the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                   Sincerely,

                                   Roger A. Burlage
                                   Chairman of the Board and
                                   Chief Executive Officer